Exhibit 10.3

ESCROW AGREEMENT

This Escrow Agreement ("Escrow Agreement") is made and entered into as of April 30, 2007 (the "Closing Date") by and among Evans Analytical Group LLC, a Delaware limited liability company ("Depositor"), Accurel Systems International Corporation, a California corporation, and Implant Sciences Corporation, a Massachusetts corporation (collectively “Sellers”), and Zions First National Bank (the "Escrow Agent").

WHEREAS, Depositor and Sellers have entered into that certain Asset Purchase Agreement dated as of the Closing Date (the "Purchase Agreement"); and

WHEREAS, the Asset Purchase Agreement provides for the deposit of $1,000,000 cash into an Escrow Account as security for the indemnification obligations of Sellers under the Purchase Agreement.

The Depositor, Sellers and Escrow Agent agree as follows:

1.  Escrow Agent Only a Depository. On April 30, 2007, Depositor hereby delivers to the Escrow Agent the amount in cash set forth in Exhibit A attached hereto (once placed in the escrow fund, as increased by earnings thereon or as reduced by any disbursements, amounts withdrawn or losses on investments, the "Escrow Property"). The Escrow Agent acts hereunder as a depository only and is not responsible or liable for the sufficiency, correctness, genuineness or validity of any instrument deposited hereunder or with respect to the form or execution of the same or the identity, authority or rights of any person executing or depositing the same. The Escrow Agent is not a party to the Purchase Agreement and has no duty to review the Purchase Agreement or to interpret in any manner the terms of the Purchase Agreement.

2. Claims. Pursuant to the terms of Section 6.3 of the Purchase Agreement, Sellers have agreed to indemnify the Depositor and related parties in the case of certain circumstances. Depositor shall provide notice to the Sellers and to the Escrow Agent of any claim by the Depositor or related parties for indemnification pursuant to Section 6.3 of the Purchase Agreement (any such Notice, a “Claims Notice”). The Claims Notice shall state a good faith, non-binding, preliminary estimate of the claimed amount of Damages (the “Claimed Amount”), the sub-item of Section 6.3 upon which the request is based, and a detailed description of the facts underlying the request. Within 20 calendar days after receipt by the Sellers and the Escrow Agent of a Claims Notice, the Sellers may deliver to the Depositor and to the Escrow Agent a written response (the “Response Notice”) in which the Sellers: (i) agree that cash in an amount equal to the full claimed amount may be released from the Escrow Fund to Depositor; (ii) agree that cash in an amount equal to part, but not all, of the claimed amount (the “Agreed Amount”) may be released from the Escrow Fund to Depositor; or (iii) indicates that no part of the Escrow Fund may be released from the Escrow Fund to Depositor in respect of the claimed amount. Any Response Notice delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence shall also contain a brief non-binding description of the facts and circumstances supporting the Seller’s claim that only a portion or no part of the claimed amount is owed to Depositor or related parties. Any part of the claimed amount that is not agreed to be owing pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Escrow Agent within such 20 day period, then the Sellers shall be conclusively deemed to have agreed that cash in an amount equal to the full claimed amount may be released to the Depositor from the Escrow Fund. If the Seller delivers a Response Notice agreeing that cash in an amount equal to the full Claimed Amount may be released from the Escrow Fund to the Depositor, or if the Seller does not deliver a Response Notice on a timely basis in accordance with this Section 2, the Escrow Agent shall within five business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five business days following the expiration of the 20 day period referred to above), deliver to Depositor such cash; provided that in the case of the Escrow Agent not receiving any Response Notice, the Escrow Agent shall not disburse cash to the Depositor until Depositor provides the Escrow Agent with written confirmation that the Claims Notice was delivered to the Sellers in accordance with Section 3.

3.  Notice. Other than as specifically set forth herein, the Escrow Agent shall not be required to take or be bound by any notice or to take any action unless the Escrow Agent is indemnified in a manner satisfactory to it against any expense or liability. Any notice required or desired to be given by the Depositor, Sellers or the Escrow Agent to any other party to this Escrow Agreement may be given by delivery in person or by facsimile transmission or mailing the same, postage prepaid, to such party at the address noted on the signature page and notice so mailed shall for all purposes hereof be as effective as though served upon such party in person at the time of depositing such notice in the mail. It shall be the responsibility of the Depositor, Sellers and the Escrow Agent to notify each other in writing by appropriate documentation of any name, address or facsimile number change.

4.  Reliance upon Depositor. The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document received from the Depositor and believed by the Escrow Agent to be genuine. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority and/or rights of any person submitting instructions to the Escrow Agent in accordance with the Escrow Agreement.

5.  Limitations of Liability. The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which the Escrow Agent may do or refrain from doing in connection herewith, including upon advice of counsel, except for its own willful misconduct or gross negligence.

6. Adverse claims. In the event of an adverse claim or demand affecting the Escrow Property, the Escrow Agent may refuse to comply with such claim or demand and may refuse to deliver or dispose of the Escrow Property until the rights of the adverse claimants have been finally adjudicated in a court of competent jurisdiction or pursuant to binding arbitration or until all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all parties to this Escrow Agreement.

7.  Authority for Agreement. Each party represents and warrants that it has full power and authority to enter into this Escrow Agreement and has taken all action necessary, corporate or otherwise, to carry out the transaction contemplated hereby so that when executed this Escrow Agreement constitutes a valid and binding obligation enforceable in accordance with its terms.

8.  Escrow Property. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the Escrow Property shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, cost and expenses incident to such transfer of interest shall have been paid.

9.  Terms of Agreement. The terms of this Escrow Agreement may be altered, amended, modified or revoked by writing only, signed by all of the parties hereto or their successors or assigns, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incident hereto.

10.  Compensation. In consideration of the Escrow Agent's agreement to perform the services set forth in the Escrow Agreement, the Depositor and Sellers agree to pay the fees and charges of the Escrow Agent in accordance with Exhibit C attached hereto. In addition to the escrow fee agreed upon, Depositor and the Sellers agree to pay the Escrow Agent's costs and expenses including reasonable attorneys fees in the event of any dispute or litigation threatened or commenced which requires the Escrow Agent in its opinion to refer such matter to its attorneys. Escrow Agent will incur no liability for any delay reasonably required to obtain such advice of counsel. The Escrow Agent shall have a first lien on the Escrow Property held by it hereunder for its compensation and any costs or expense incurred. With respect to the proportion of compensation to be paid by the Depositor and the Sellers to the Escrow Agent, compensation shall first be paid by the Depositor to the extent of and recoverable against any interest earned on the Escrow Property while held by the Escrow Agent. To the extent the total amount owed to the Escrow Agent exceeds the total amount of interest earned on the Escrow Property, such excess shall be borne equally by the Depositor and the Sellers.

11.  Integration. This instrument is the entire agreement of the parties hereto. The Escrow Agent shall have no duty to know or determine the performance or nonperformance of any provision of any agreement between or with the other parties hereto, and the original copy or a copy of any such agreement deposited with the Escrow Agent shall not bind it in any manner. The Escrow Agent assumes no responsibility for the validity or sufficiency of any documents or papers or payments deposited or called for hereunder except as may be expressly and specifically set forth in this Escrow Agreement.

12.  Arbitration. The parties expressly agree that, should any dispute involving Escrow Agent arise relating to this agreement or its negotiation, executions, performance or modification, it shall be resolved by binding Arbitrations Rules of the AAA. Such arbitrations shall proceed in the County of Los Angeles, California and shall be governed by the provisions of the Federal Arbitrations Act, and to the extent the foregoing are inapplicable, unenforceable or invalid, by the laws of the State of California. Any decision on the merits of any claim or portion thereof rendered by arbitrators shall be made by way of a written opinion in which the reasons for the decision are explained. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any party who fails to submit to binding arbitration following a lawful demand of the opposing party shall bear all costs and expenses, .including reasonable attorney fees, incurred by the opposing party in compelling arbitration.

Notwithstanding the foregoing, any dispute between Depositor and Sellers relating to or arising under the Purchase Agreement or otherwise governed by the arbitration and dispute provisions of the Purchase Agreement shall be resolved pursuant to the provisions of the Purchase Agreement.

13.  Indemnification. Depositor and Sellers hereby agree to indemnify and save Escrow Agent harmless from and against any and all claims, demands, actions, proceedings, judgments, losses, damages, counsel fees, court costs, payments, expenses, and all liabilities whatsoever, which Escrow Agent at any time shall or may sustain or incur by reason of complying with the duties of this Escrow Agreement or any requests made by Depositor or Sellers save for its own gross negligence or willful misconduct.

14.  Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned, if any, from the investment of the Escrow Funds shall be allocable to the Depositor.

15.  Certification of Tax Identification Number. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days from the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended from time to time, to withhold a portion of any interest or other income earned on the investment of moneys or other property held by the Escrow Agent pursuant to this Escrow Agreement.

16.  Termination. If the Escrow Property has not been withdrawn before January 1, 2010, then this Escrow Agreement shall automatically terminate and the Escrow Agent shall deliver same pursuant to the provisions of Exhibit B; provided, however, in the event that the parties hereto shall have a pending arbitration or litigation relating to or effecting the Escrow Property, then this Agreement shall continue until such arbitration or litigation (including applicable appeal periods) shall conclude.

17.  Resignation of Escrow Agent. The Escrow Agent may resign at any time by giving written notice by Overnight or Certified Mail, return receipt requested, to all of the parties hereto and to be effective thirty days after such notice has been deposited into the U.S. Mail. If a successor agent has not been appointed within thirty days after such notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Costs of such petition, including reasonable attorneys' fees, shall be borne by the Depositor or may be assessed by the resigning Escrow Agent against the Escrow Property.

18.  Applicable Law. This agreement shall be constructed and construed in accordance with the laws of the State of California.

19.  Investments. The Escrow Agent shall not be responsible or liable for any diminution of principal, interest, or penalty on any investments of the Escrow property made pursuant to the terms of this Escrow Agreement. Unless otherwise instructed by the Depositor, the Escrow Property shall be invested in Dreyfus Treasury Cash Management Fund (Participant Shares), a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of these obligations, or a similar money market fund as directed in writing by the Depositor. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Property to provide for payments required to be made under this Escrow Agreement. The Depositor acknowledges that, pursuant to national banking regulations, it is entitled to receive separate notification of every security transaction and hereby waives receipt of such notification in view of the inclusion of such information in the transaction statements to be provided by the Escrow Agent.

20.  Conflicts. If a conflict arises between the instructions set forth in Exhibit B ("Specific Instructions") and the terms set forth herein, then the terms set forth herein shall rule.

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In Witness Whereof the undersigned have hereto affixed their signatures, and hereby adopt Exhibits A, B and C attached hereto as part of this Escrow Agreement, as of the day and year first above written.

DEPOSITOR Evans Analytical Group LLC By: Name: Title: Evans Analytical Group LLC 810 Kifer Road Sunnyvale, CA 94086 Attention: Thomas B. Pfeil Phone: 408-530-3898 Facsimile: 408-530-3899
ESCROW AGENT

Zions First National Bank, as Escrow Agent

By:

Name:

Title:

Zions First National Bank
Corporate Trust Department
550 South Hope Street, Suite 2650
Los Angeles, CA 90071
Phone: 213-593-315
Facsimile: 213-593-3160

SELLERS Accurel Systems International Corporation By: Name: Title: Implant Sciences Corporation By: Name: Title:

Notice to both Accurel and Implant Sciences to be provided to:

Implant Sciences Corporation
107 Audubon Road, #5
Wakefield, MA 01880-1246
Attention: Diane Ryan
Phone: 781-246-0700
Facsimile: 781-246-3561

EXHIBIT A

("Escrow Property")

One Million Dollars ($1,000,000.00)

EXHIBIT B

("Specific Instructions")

All capitalized terms used in this Exhibit B and not otherwise defined in this Escrow Agreement shall have the meaning provided in that certain Asset Purchase Agreement dated April 30, 2007, by and between Sellers and Depositor (the "Purchase Agreement").

(1) On the earlier of March 31, 2008 or ten (10) days after the issuance of Depositor’s audited financial statements for the fiscal year ending in 2007, the Escrow Agent shall disburse to the Sellers out of the Escrow Account an amount equal to (i) Five Hundred Thousand Dollars ($500,000.00), less (ii) the amount of all indemnification payments payable by the Sellers that have been deducted from the Escrow Account since the Closing Date, less (iii) the amount of all unresolved claims against the Sellers for indemnification pursuant to the Purchase Agreement for which the Escrow Agent has received a Claims Notice (the “First Escrow Payment”) pursuant to the written direction of the Depositor delivered to the Escrow Agent; and

(2) On the earlier of March 31, 2009 or ten (10) days after the issuance of the Depositor’s audited financial statements for the fiscal year ending in 2008, the Escrow Agent shall disburse to the Sellers out of the Escrow Account an amount equal to (i) One Million Dollars ($1,000,000.00) less (ii) the First Escrow Payment, less (iii) the amount of all indemnification payments payable by the Sellers that have been deducted from the Escrow Account since the Closing Date, less (iv) the amount of all unresolved claims against the Sellers for indemnification pursuant to this Agreement for which the Escrow Agent has received a Claims Notice (the “Second Escrow Payment”) pursuant to the written direction of the Depositor delivered to the Escrow Agent. The Sellers retain the right to dispute any such unresolved claims for indemnification in accordance with Section 6.2 of the Purchase Agreement.

(3) Following final resolution of any unresolved claims deducted from the Second Escrow Payment, the Escrow Agent shall disburse to the Sellers out of the Escrow Account an amount equal to the excess (if any) of the amounts deducted from the Second Escrow Payment for such claims over the amount actually used to satisfy such claims.

(4)  Upon termination of this Escrow Agreement pursuant to Section 16 of this Escrow Agreement, any funds retained in the Escrow Account shall be disbursed to Depositor.

EXHIBIT C

("Fee Schedule")